Exhibit (n) Consent of Independent Registered Public Accounting Firm for RiverSource Survivorship Variable Universal Life Insurance
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 (No.333-260175) (the “Registration Statement”) of our report dated February 24, 2021 relating to the consolidated financial statements of RiverSource Life Insurance Company and consent to the use in the Registration Statement of our report dated April 21, 2021 relating to the financial statements of each of the divisions of RiverSource Variable Life Separate Account indicated in our report. We also consent to the reference to us under the heading Independent Registered Public Accounting Firm in such registration statement on Form N-6.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 21, 2021